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                                 [LETTERHEAD]



October 27, 1998

Javelin Systems, Inc.
17891 Cartwright Road
Irvine, CA 92614

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Javelin Systems, Inc. (the "Company") of a Registration Statement on Form SB-2 (the "Abbreviated Registration Statement") with the Securities and Exchange Commission and the underwritten public offering of up to 115,000 shares of the Company's common stock, including up to 15,000 shares that may be sold pursuant to the exercise of an over-allotment option (collectively, the "Shares") as described in the Abbreviated Registration Statement. The Shares are to be purchased by certain institutional and individual investors together with the shares registered pursuant to Registration Statement No. 333-63993, which was declared effective yesterday (the "Initial Registration Statement").

In connection with this opinion, we have examined the Initial Registration Statement and related Prospectus, the Abbreviated Registration Statement, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Initial Registration Statement, and Abbreviated Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Initial Registration Statement and to the filing of this opinion as an exhibit to the Abbreviated Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:
    --------------------------
        Jeremy D. Glaser